EXHIBIT 4.1
Rockford Corporation
2005 Stock Option Plan
1.	Purpose.
The Rockford Corporation 2005 Stock Option Plan is intended to assist in attracting and retaining employees and directors and to motivate such individuals to use their best efforts on behalf of the Corporation.
2.	Definitions.
The following terms have the following meanings:
2.1	“1933 Act” means the Federal Securities Act of 1933 and applicable state securities laws.

2.2	“1934 Act” means the Securities Exchange Act of 1934.

2.3	“Board” means the Board of Directors of Rockford Corporation.

2.4	“Code” means the Internal Revenue Code of 1986.

2.5	“Committee” means the Compensation Committee of the Board of Directors of Rockford Corporation.

2.6	“Corporation” means Rockford Corporation and any Subsidiary.

2.7	“Fair Market Value” means, as applied to a specific date, the closing price for the Stock on such date as reported on the principal stock exchange upon which the Corporation’s Stock is listed (currently, the Nasdaq Stock Market — National Market System (“NASDAQ”); or, if the stock is not listed, then the mean between the most recent bid and asked prices of any other recognized trading market or if no stock was traded on the relevant date, on the next preceding day on which the Stock was so traded. If no such market exists, then the Committee shall determine in good faith the fair market value of the Stock.

2.8	“Grant Date” means the date on which an Option is granted as specified by the Committee, contingent on the Optionee executing a Stock Option Agreement in form satisfactory to the Committee.

2.9	“Incentive Option” means an Option eligible for tax treatment as an incentive option under Section 422 of the Code.

2.10	“Non-Qualified Option” means an Option that is not eligible for tax treatment as an incentive option under Section 422 of the Code.

2.11	“Option” means an option to purchase Stock granted under this Plan.

2.12	“Optionee” means an employee or director to whom an Option has been granted under the Plan.

2.13	“Plan” means the Rockford Corporation 2005 Stock Option Plan, the terms and conditions of which are covered in this instrument.

2.14	“Stock” means the common stock of the Corporation.

2.15	“Stock Option Agreement” means a written agreement entered into between the Corporation and the Optionee that provides for the price and terms of an Option.

2.16	“Subsidiary” means any corporation of which the majority of the outstanding capital stock is owned, directly or indirectly, by the Corporation and which meets the definition of a subsidiary corporation as set forth in Section 424(f) of the Code, at the time of the granting of the Option.

2.17	“Ten Percent Shareholder” means an individual who owns more than 10% of the total combined voting power of all classes of stock of the Corporation.
3.	Administration.
3.1	The Plan shall be administered by the Compensation Committee of the Board, which Committee shall satisfy the requirements for “outside directors” as set forth in section 162 (m) of the Code and “non-employee directors” as set forth in rule 16b-3 of the 1934 Act. Without limiting the powers of the Committee, the Committee shall have the power to determine the times during which any Option shall be exercisable, the events upon which any Option shall terminate, the amounts, if any, payable to beneficiaries of an Optionee upon the death of such Optionee, the exercisability of any Option on the sale of all, or substantially all, of the assets of the Corporation, or a merger where the Corporation is not the surviving corporation (other than a merger that is only a change in form), and other terms of exercise. No member of the Committee shall be eligible to vote on the grant of Options to him or her. All decisions and determinations of the Committee in administering the Plan shall be final.

3.2	If changes are made to the Code that make it advisable, in the Committee’s sole discretion, to change the character of Options for income tax purposes, the Committee may change the character of Options and may impose on Options any conditions deemed necessary or appropriate to comply with the Code requirements. However, except as otherwise provided herein, the Committee may not change the character or terms of an outstanding Option without the Optionee’s consent.

3.3	The Committee, subject to the provisions of the Plan, shall make determinations regarding:
(a)	The employees or directors who shall receive Options, the times when such Options shall be granted, the time limits within which Options may be exercised (subject to the provisions of this Plan), the number of shares subject to each Option, and the terms and provisions of Stock Option Agreements (which need not be identical);

(b)	Interpretation of Plan provisions;

(c)	Rules and regulations relating to the Plan;

(d)	Stock Option Agreements under the Plan; and

(e)	Other determinations advisable for the proper administration of the Plan.
4.	Tax and Other Characteristics of Options.

4.1	Options granted pursuant to the Plan may be designated, but need not be designated, as Incentive Options. The Stock Option Agreement shall provide whether an Option is an Incentive Option or a Non-Qualified Option. In the case of Incentive Options, the aggregate fair market value of the Stock (at the time the Option is granted) for Options that are exercisable for the first time by an Optionee during any calendar year (under all stock option plans of the Corporation) shall not exceed $100,000. Non-employee directors of the Corporation shall not be eligible for the grant of Incentive Options.

4.2	At all times during the period beginning on the date of grant of the Incentive Option and ending on the day three months before the date of exercise of an Incentive Option, the Optionee must be an Employee of the Corporation or a Subsidiary. Such 3-month period shall be extended to twelve (12) months if employment ends due to a total disability. If the Optionee terminates employment due to death or dies within the allowable period specified in the Option Agreement for exercise after termination of employment, the Option may be exercised (to the extent the Optionee was entitled to exercise the Option on the date of death) by the Optionee’s estate, or by a person who acquired the right to exercise the Option by bequest or inheritance, or by a person designed to exercise the Option upon the Optionee’s death, but only within a period ending upon the earlier of (i) 90 days after the date of death or (ii) the expiration of the term of the Option set forth in the Option Agreement. Additional limitations may be imposed by the terms of the Option Agreement.
5.	Stock Subject to the Plan.
5.1	Subject to adjustments under Section 11, the aggregate number of shares of Stock that may be issued on the exercise of Options (either as Incentive Options, Non-Qualified Options, or a combination) shall not exceed 500,000. Such Stock may be authorized but unissued shares or treasury shares, as the Committee determines.

5.2	If an Option expires or is terminated, the shares of Stock allocated for issuance under such Option may be allocated to a new Option under the Plan.
6.	Eligibility.
All individuals who are officers, directors, advisory directors or employees of the Corporation or a Subsidiary, including employees who are officers or directors, shall be eligible for selection by the Committee to receive Options under the Plan. Only officers and employees of the Corporation or a Subsidiary may receive Incentive Options under the Plan.
7.	Option Exercise Price and Payment of Withholding Taxes.
The Committee shall determine the price at which shares of Stock may be purchased on the exercise of any Option at the time an Option is granted. The price shall not be less than 100% of the fair market value of the Stock at the Grant Date, but if the Corporation desires to grant an Incentive Option to a Ten Percent Shareholder, the price at which shares may be purchased under such Option shall not be less than 110% of the fair market value of the Stock at the Grant Date. Also, any eligible individual shall pay to the Corporation (or make arrangements for such payment) any applicable federal and state income and withholding taxes the Corporation determines are payable on the spread between the fair market value of the Stock at the date of exercise and the Option price.
8.	Term and Vesting of Options.

8.1	The Committee shall determine the term of each Option at the Grant Date. In no case, however, shall the term of any Option exceed ten years from the Grant Date, or five years in the case of a grant of an Incentive Option to a Ten Percent Shareholder.

8.2	Unless otherwise specified by the Committee in the Option Agreement, 25% of the Options granted to an individual will be exercisable immediately on the Grant Date, with another 25% becoming exercisable on each of the first, second, and third anniversary of the Grant Date. Notwithstanding the previous sentence, and unless otherwise specified by the Committee in the Option Agreement, Options will be 100% exercisable when the Optionee attains age 65. These provisions are subject to the other terms and conditions of the Option Agreement (including the termination date of the Options).

8.3	Unless specifically stated otherwise in the Option Agreement, all outstanding Options will become vested and exercisable immediately upon a Change of Control of the Corporation. For this purpose, “Change of Control” shall be deemed to have occurred if, after the Effective Date (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing twenty-five percent (25%) or more of the combined voting power of the Corporation’s then outstanding securities, (ii) upon the first purchase of the Corporation’s Stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Corporation) or (iii) directors who are not “continuing directors” become a majority of the Board of Directors. A “continuing director” is a director who (a) is a director on the date of adoption of this plan, (b) is nominated to become a director by the Nominating Committee of the corporation and is recommended by a majority of the continuing directors, or (c) has served as a director for 24 months.

8.4	If, in connection with any merger, consolidation, sale or transfer by the Corporation of substantially all its assets, any Option is not to be assumed by the surviving corporation or the purchaser, then the Committee, in its sole discretion, may advance the date on which such Option or any portion of such Option not then exercisable, may be exercised.
9.	Payment on Exercise of Options.
The price of an exercised Option and any taxes required to be paid by the Optionee on exercise of such Option shall be paid:
(a)	In cash; or

(b)	At the discretion of the Committee, through the delivery of Stock with a fair market value equal to the exercise price and withholding taxes, if any; or

(c)	At the discretion of the Committee, through a combination of (a) and (b).
10.	Non-Transferability of Options.
10.1	Except as provided in 10.2, below, Options shall not be transferable by the Optionee, but if an Optionee dies, his or her personal representative may exercise an Option within 90 days of the date of the Optionee’s death (if the Option is otherwise exercisable), subject to Section 4.2.
10.2	Options may be transferable pursuant to a valid decree of divorce, provided, however, that any Incentive Options required to be so transferred shall cease to be Incentive Options and become Non-Qualified Options.

11.	Adjustments.
If the Corporation:
(a)	declares a dividend or makes a distribution on its Stock payable in Stock or securities convertible into Stock; or

(b)	recapitalizes through a split-up of the outstanding shares of Stock into a greater number or a combination of the outstanding Stock into a lesser number; or

(c)	issues, by reclassification of its Stock, any share of Stock, or

(d)	reorganizes, merges, consolidates, splits-up, combines, or exchanges shares or engages in any similar transaction to those described in this Section 11 with respect to the Stock, the Committee shall make appropriate and equitable adjustments in the number and kind of shares subject to outstanding Options under the Plan. Any other adjustments to the Options shall be within the sole discretion of the Committee, and if required, shall in all events comply with Section 409A of the Code so as not to create a modification of the Option. If the adjustment would produce fractional shares with respect to any unexercised Option, the Committee may adjust appropriately the number of shares covered by the Option to eliminate the fractional shares. The price of any shares subject to an outstanding Option shall be adjusted so there will be no change in the aggregate purchase price payable upon the exercise of the Option, and such price may be changed at the Committee’s discretion, to avoid any substantial dilution or enlargement of the rights granted or available to Optionees under the Plan or to shareholders of the Corporation; provided that any such adjustment will comply with Section 409A of the Code, if required, so as not to create a modification of the Option.
12.	Additional Restrictions.
Notwithstanding any other provisions of the Plan, any Stock Option Agreement may contain such additional or more restrictive provisions as the Committee deems advisable and consistent with the Plan.
13.	Registration.
The Plan, the Stock to be issued pursuant to the exercise of Options, or the Options granted under the Plan, may be registered under the Act.
14.	Effective Date of Plan.
The Plan shall become effective as of November 1, 2005 and shall remain in effect for ten years from its effective date, unless the Board terminates it earlier. No Incentive Options may be issued under the Plan unless the stockholders of the Corporation approve the Plan within one year from the date the Plan is adopted by the Corporation.
15.	Amendments and Termination.
The Board, in its discretion and at any time, may modify, amend or terminate the Plan. Neither the termination of the Plan, nor any modification or amendment thereof, shall adversely affect any rights under an Option previously granted under the Plan without the consent of the Optionee except as provided in the Plan. Notwithstanding the foregoing, the Board may amend the Plan to the extent necessary to cause Options granted under the Plan to meet the requirements of the Act and the Code and regulations thereunder.

16.	Miscellaneous.
16.1	Nothing in the Plan or any Option granted shall confer upon any person any right to continue in the service of the Corporation or a Subsidiary.

16.2	The grant of Options under the Plan, the issuance and delivery of shares upon the exercise of Options, and any other matters relating thereto shall be subject to all laws, rules and regulations as may from time to time be applicable, including but not limited to, any and all rules and regulations of any stock exchange or exchanges upon which the shares of the Corporation may be listed and all applicable federal and state securities laws.

16.3	No person shall acquire any rights as an Optionee under this Plan unless and until a Stock Option Agreement in the form and containing the terms specified by the Committee shall have been duly executed on behalf of the Corporation by such officer or officers as the Committee shall designate for such purpose, delivered to the Optionee named therein, and executed by the Optionee.

16.4	No person shall have any rights as a shareholder with respect to any shares covered by an Option granted pursuant to the Plan until the date of the issuance of a share certificate to the Optionee for such shares.
17.	Governing Law.
All rights under this Plan shall be governed by and construed in accordance with the laws of the state of Arizona. The Plan is intended to comply with all applicable securities laws and to meet the requirements for Incentive Stock Options and the “performance-based” exception to section 162(m) of the Code, as well as the requirements of a stock option plan exempt from Section 409A of the Code, and the Plan shall be construed and interpreted in a manner that reflects such intent.
18.	Execution.
The President of the Corporation has been authorized to execute this Plan and has executed the Plan on the date indicated below.
ROCKFORD CORPORATION

President

Date